Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

SOLAR3D, INC.

Solar3D, Inc. (the "Corporation") organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That by the unanimous written consent  of the Board of Directors of the Corporation (the "Board"), the Board duly adopted resolutions to amend of the Certificate of Incorporation of the Corporation. The resolution setting forth the amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered "FIRST" so tha4 as amended, said Article shall be and read as follows:

"FIRST: The name of the Corporation is SUNWORKS, INC."

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The effective date of this amendment shall be: March 1, 2016.

IN WITNESS WHEREOF, I have signed this Certificate this 12th day of February, 2016.

/s/ James B. Nelson
James B. Nelson, CEO

   State of Delaware
Secretary of State
Division  of  Corporations
Delivered  10:52 AM 02/12/2016
FILED  10:52 AM 02/l2/2016
SR  20160777534  -  File Number    3484724